                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   HERBALIFE
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
[HERBALIFE LOGO]
--------------------------------------------------------------------------------
HERBALIFE INTERNATIONAL, INC.
1800 Century Park East, Los Angeles, California 90067
Tel: (310) 410-9600; Fax: (310) 557-3929

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999

     The 1999 Annual Meeting of Shareholders (the "Meeting") of Herbalife International, Inc., a Nevada corporation (the "Company"), will be held beginning at 6:00 p.m. on Thursday, May 20, 1999 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, 90210, to consider and vote on the following matters:

          1. The election of six directors to serve on the Company's Board of Directors;

          2. A proposal to amend the Company's Amended and Restated 1991 Stock Option Plan (the "Option Plan") (i) to increase the aggregate number of shares which may be issued upon exercise of all options granted under the Option Plan by 500,000, (ii) to permit certain limited transfers of options granted pursuant to the Option Plan, (iii) to increase the period for exercise of an option following termination of employment (other than by death or disability) from 30 days to 90 days and (iv) to increase the aggregate number of stock options a participant under the Option Plan may be awarded during any single calendar year from 1,500,000 to 2,250,000; and

          3. Such other business as may properly come before said Meeting or any adjournment or postponement thereof.

     April 5, 1999 has been fixed as the record date for shareholders entitled to vote at the Meeting, and only holders of record of the Company's Class A Common Stock at the close of business on that day will be entitled to receive notice of and to vote at the Meeting. Each outstanding share of Class A Common Stock is entitled to one vote on all matters to be voted on at the Meeting. Shares of Class B Common Stock have no voting rights at the Meeting.

     All shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the Board of Directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares of Class A Common Stock in person, should you desire to do so.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CHRISTOPHER PAIR
                                          Christopher Pair
                                          Secretary

Dated: April 20, 1999

       PLEASE DATE, MARK AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT
                PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES
                  NO POSTAGE FOR MAILING IN THE UNITED STATES.

                         HERBALIFE INTERNATIONAL, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1999

                               VOTING INFORMATION

     This Proxy Statement is first being mailed on or about April 20, 1999 to all of the holders of shares of the voting common stock of Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies in the enclosed form to be used at the Annual Meeting of Shareholders to be held on Thursday, May 20, 1999 beginning at 6:00 p.m. at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, and at any adjournment or postponement thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting.

     Pursuant to a recapitalization approved by the shareholders on December 11, 1997 (the "Recapitalization"), the Company has two classes of common stock. They are the Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), and the Class B Common Stock, $0.01 par value per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are collectively referred to in this Proxy Statement as the "Common Stock." Class A Common Stock is entitled to one vote per share on each matter submitted to vote at the Meeting. Class B Common Stock has no voting rights at the Meeting.

     Shares of Class A Common Stock, represented by a properly executed proxy, will be voted as indicated on the proxy. The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the Meeting by (i) delivering written notice to the Secretary of the Company; (ii) submitting a subsequently dated proxy; or (iii) attending the Meeting, withdrawing the proxy, and voting in person.

     It is proposed that, at the Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. The Board of Directors knows of no other matters which may properly be presented for action at the Meeting. If any other matters do properly come before the Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

     When proxies in the form accompanying this Proxy Statement are returned properly executed, the shares represented thereby will be voted as indicated thereon and, where a choice has been specified by the shareholder on the proxy, the shares will be voted in accordance with the specification so made. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the material submitted herewith, will be paid for by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, mail, or other means, for which no compensation shall be paid other than their regular salary or other usual compensation. Arrangements will also be made as appropriate with banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Class A Common Stock held of record by such persons, and the Company will, upon request, reimburse said persons for their reasonable expenses in so doing.

     At the close of business on April 5, 1999, there were outstanding and entitled to vote at the Meeting 9,983,418 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on such date entitles the shareholder of record to one vote on all matters submitted at the Meeting.

     The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the Meeting.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table lists, as of March 1, 1999, information as to the beneficial ownership of Class A Common Stock and Class B Common Stock by (i) each of the Company's directors, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers as indicated in the Summary Compensation Table under "Compensation of Directors and Executive Officers -- Executive Compensation" below, (iii) all directors and executive officers as a group, and (iv) each person or entity believed by the Company to beneficially own more than five percent (5%) of the Common Stock outstanding. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

                               NUMBER OF                     NUMBER OF
                               SHARES OF      PERCENT OF     SHARES OF      PERCENT OF    PERCENT OF
    NAME AND ADDRESS OF         CLASS A        CLASS A        CLASS B        CLASS B        COMMON
    BENEFICIAL OWNER(1)       COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK     STOCK
    -------------------       ------------   ------------   ------------   ------------   ----------
Mark Hughes(2)..............   5,841,931         57.0%       11,533,864        60.7%         59.4%
  1800 Century Park East
  Los Angeles, CA 90067
Christopher Pair(3).........     110,249          1.1%          250,496         1.3%          1.3%
  1800 Century Park East
  Los Angeles, CA 90067
Michael E. Rosen(4).........      75,417            *           180,832           *             *
  1800 Century Park East
  Los Angeles, CA 90067
Robert A. Sandler(3)........      37,498            *            84,998           *             *
  1800 Century Park East
  Los Angeles, CA 90067
Timothy Gerrity(3)..........      43,082            *           106,165           *             *
  1800 Century Park East
  Los Angeles, CA 90067
Edward J. Hall(5)...........      11,330            *            32,664           *             *
  P.O. Box 907
  Newport Beach, CA 92662
Alan Liker(3)...............       8,997            *            27,998           *             *
  150 South Doheny Drive
  Beverly Hills, CA 90211
Christopher M. Miner(3).....       8,997            *            29,998           *             *
  Redfish Telemetrix, Inc.
  3183 Airway Avenue, Bldg E
  Costa Mesa, CA 92626
Fidelity Management &.......   1,037,500         10.4%        2,010,500        10.8%         10.7%
  Research Company(6)
  82 Devonshire Street
  Boston, MA 02109
All executive officers
  and.......................   6,136,034         58.2%       12,247,015        62.2%         60.8%
  directors as a group
  (8 persons)(7)

---------------
 *  Less than one percent (1%).

(1) The persons in this table have sole voting, investment, and dispositive power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes 183,333 shares of Class A Common Stock and 366,666 shares of Class B Stock owned by the Herbalife Family Foundation. Mr. Hughes acts as a director of the foundation but has no pecuniary interest in the shares. Also includes 274,998 shares of Class A Common Stock and 399,996 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement. Also includes 5 million shares of Class B Common Stock held by affiliates of Mr. Hughes that are subject to forward purchase contracts with DECS(SM) Trust III, a Delaware business trust. Pursuant to the terms of the forward purchase contracts, such shares (or a portion thereof) or an equivalent amount of cash is required to be delivered to DECS(SM) Trust III in February 2001 in order to enable DECS(SM) Trust III to settle the DECS(SM) securities issued by that entity. Until settlement of the DECS(SM), generally, Mr. Hughes' affiliates retain any voting rights and the right to receive dividends with respect to the Class B Common Stock. In addition, such shares have been pledged in favor of DECS(SM) Trust III to secure the obligations under the forward purchase contracts.

(3) Consists of shares issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement.

(4) Includes 64,164 shares of Class A Common Stock and 158,330 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement.

(5) Includes 8,997 shares of Class A Common Stock and 27,998 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement.

(6) Information based on Technimetrics Service Report as of December 31, 1998.

(7) Includes an aggregate of 555,515 shares of Class A Common Stock and 1,085,979 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days of this Proxy Statement.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is presently comprised of six members, all of whom hold office after election until the next annual meeting of shareholders, or until their respective successors are elected and qualified. All six of the Company's current directors are the nominees to be elected at the Meeting to one year terms expiring in 2000.

     Each nominee has consented to being named in the Proxy Statement and to serve if elected.

     Directors are elected by a plurality of the votes cast. It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote FOR the election of the six nominees listed below. If prior to the Meeting any nominee should become unavailable for election, an event which is not now anticipated by the Board of Directors, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment.

     Biographical information follows for each person nominated and for two executive officers of the Company. The table sets forth certain information regarding these individuals (ages are as of January 1, 1999).

            NAME               AGE          POSITION WITH THE COMPANY
            ----               ---          -------------------------
Mark Hughes*.................  43    Chairman of the Board, Chief Executive
                                     Officer and President
Christopher Pair*............  44    Director, Executive Vice President,
                                     Chief Operating Officer and Secretary
Michael E. Rosen*............  52    Director, Executive Vice President,
                                     Chief Executive Corporate Marketing and
                                     Corporate Development
Edward J. Hall*(1)(2)........  52    Director
Alan Liker*(2)...............  61    Director
Christopher M.                 47    Director
  Miner*(1)(2)...............
Robert A. Sandler............  54    Executive Vice President and General
                                     Counsel
Timothy Gerrity..............  48    Executive Vice President and Chief
                                     Financial Officer

---------------
 *  Nominee.

(1) Member of the Compensation and Stock Option Committees.

(2) Member of the Audit, Finance and Business Development Committees.

     MARK HUGHES founded the Company's business in 1980. Since that time, Mr. Hughes has controlled the operations of the business either as the sole individual general partner of the California limited partnership through which the business was conducted from inception to December 1985, as the President and Chairman of the Board of the California corporation through which the business was conducted for the interim period from October 1981 through August 1983, or as the President and Chairman of the corporate general partner of the California limited partnership from May through December 1985 and the corporation through which the business was conducted from January 1986 to November 1986. In November 1986, Mr. Hughes became Chairman of the Board, Chief Executive Officer and President of the Company when it acquired Herbalife International of America, Inc. in a stock-for-stock reorganization and has continued in those positions since that time.

     CHRISTOPHER PAIR joined the Company's predecessor in March 1985 as Executive Assistant to the President. From May 1991 to November 1996, Mr. Pair served as the Company's Executive Vice President -- International and Corporate Administration and Secretary. In November 1996, Mr. Pair became the Company's Executive Vice President and Chief Operating Officer. Mr. Pair has been a director of the

Company since May 1990 and is the Corporate Secretary. Prior to 1985, Mr. Pair served in various management positions with U.S. Leasing, Raytheon Data Systems and Consolidated Foods. Mr. Pair is Vice-Chairman of the Direct Selling Educational Foundation and serves on its Executive Committee. Mr. Pair is also Vice-Chairman of the Board of Directors of the Direct Selling Association, a member of its Executive and Finance Committee and serves on its Long-Range Planning Committee. He also serves on the Board of the Counsel for Responsible Nutrition, The American Herbal Products Association and is a member of the CEO Council of The World Federation of Direct Selling Associations. Mr. Pair received his B.S. and M.B.A. from the University of Redlands.

     MICHAEL E. ROSEN joined the Company in August 1993 and is currently Executive Vice President, and Chief Executive Corporate Marketing and Corporate Development. Mr. Rosen's responsibilities include the Company's international and domestic marketing, developing the Company's personal care and cosmetics lines, investor relations and external affairs. Mr. Rosen has served as a director of the Company since May 1996. Prior to joining the Company, Mr. Rosen was Chairman of the JCP Television Shopping Network, which he founded in 1986.

     EDWARD J. HALL, a certified public accountant, is an independent investor. From April 1995 through November 1998, he served as the Chief Financial Officer of Cruttenden Roth Incorporated, an investment banking firm. He served in a similar capacity for H.J. Meyers & Co., Inc. an investment banking firm based in Beverly Hills, California from March 1991 through March 1995. From 1988 through 1990, Mr. Hall was an Executive Vice President of Angeles Corporation, an investment management firm. Prior to joining Angeles Corporation, Mr. Hall was with Deloitte & Touche LLP, where he had been an audit partner since 1980. Mr. Hall was elected a director of the Company in March 1992.

     ALAN LIKER has served as a business advisor to a number of individuals and companies during the past several years. Currently, Mr. Liker serves as a business adviser to Budget Rent-A-Car of Southern California. Until their sale in 1989, Mr. Liker was a director of Shaklee Corporation and its Japanese affiliate, Shaklee KK. From 1976 to 1980, he was a principal of Xerox Development Corporation, a strategic planning unit of Xerox Corporation. Mr. Liker was previously a law professor at the Harvard University, University of California (Los Angeles) and University of Southern California law schools. He was elected to the Company's Board in December 1993. Previously he was a director of Budget Group, Inc., First Charter Bank and the JCP Television Shopping Network.


     CHRISTOPHER M. MINER is serving as the Chief Executive Officer and Chief Financial Officer of Redfish Telemetrix, Inc., a telecommunication company, since May 1997. He has served as Chief Financial Officer of Wow! Laboratories, Inc., an oral healthcare company, from July 1996 to December 1998. Mr. Miner co-founded Vis-A-Vis Communications, Inc. (formerly Workstation Technologies, Inc.) in 1989. Vis-A-Vis Communications is a leading developer of interactive communications software and hardware products. Prior to founding Vis-A-Vis Communications, from 1987 to 1989, Mr. Miner served as Chief Financial Officer of Technology Marketing, Inc., a custom electronic engineering organization and board level test product manufacturer. Prior to joining Technology Marketing, he served as Chief Financial Officer and Director for Media Systems Technology, Inc., a software manufacturer, from 1981 to 1987. Mr. Miner received his M.B.A. from California State University in 1976. He was elected a director of the Company in March 1996.


     ROBERT A. SANDLER joined the Company in January 1997 as its Executive Vice President and General Counsel. From 1975 to the present, Mr. Sandler has been a member of Sandler & Morse, a law firm that he co-founded. From 1985 to 1994, Mr. Sandler served in various capacities with various companies within the Siemens family of companies, including most recently as the Executive Vice President and General Counsel of Siemens Pacesetter. Mr. Sandler received his A.B. degree from the University of California, Los Angeles and his J.D. degree from the University of Southern California.


     TIMOTHY GERRITY joined the Company in May 1985 and currently serves as its Executive Vice President and Chief Financial Officer. Mr. Gerrity, a certified public accountant, is responsible for the worldwide financial operations of the Company. His previous experience includes various management positions with Wickes Corporation, Deloitte & Touche LLP, and Fluor Corporation. Mr. Gerrity was recently appointed a member of the Finance Committee of the Direct Selling Association. Mr. Gerrity received his B.S. degree from California State University at Northridge and his M.B.A. from the University of Southern California.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 8 meetings and acted by unanimous written consent on 7 occasions during the fiscal year ended December 31, 1998.

     The Board has five standing committees, the Audit Committee, established in March 1992, the Compensation Committee, established in August 1991, the Stock Option Committee, established in September 1991, the Finance Committee, established in February 1994, and the Business Development Committee, established in April 1994.

     The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants and reviews and evaluates the Company's accounting systems and its system of internal accounting controls.

     The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company's executive officers. In addition, the Compensation Committee administers the 1994 Performance-Based Annual Incentive Compensation Plan and, in conjunction with the Chief Executive Officer, the 1992 Executive Incentive Compensation Plan. See "Compensation of Directors and Executive Officers -- Executive
Compensation -- Description of Certain Plans."

     The Stock Option Committee administers the Company's Stock Option Plan. See "Compensation of Directors and Executive Officers -- Executive
Compensation -- Description of Certain Plans."

     The Finance Committee reviews certain aspects of the Company's cash management systems.

     The Business Development Committee develops and investigates the Company's financing alternatives, tax planning structures and expansion opportunities.

     In 1998, the Audit, Compensation, Stock Option, Finance, and Business Development Committees met and acted by unanimous written consent on 5 and 0, 5 and 2, 0 and 9, 5 and 0, and 0 and 0 occasions, respectively. In 1998, all directors attended at least 75% of the aggregate number of Board and committee meetings held during the period of his service.

     All of the officers and directors of the Company are subject to a permanent injunction entered in October 1986 pursuant to the settlement of an action instituted by the California Attorney General, the State Health Director and the Santa Cruz County District Attorney. The Company consented to the entry of this injunction without in any way admitting the allegations of the complaint. The injunction prevents the Company and such officers and directors from making certain specified claims in future advertising of the Company's products and requires the Company to implement certain documentation systems with respect to payments to the Company's distributors. At the same time, the injunction does not prevent the Company from continuing to make certain specified claims concerning its products which have been and are being made, provided that it has a reasonable basis for making such claims.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Each director who is not an officer of or consultant to the Company receives $45,000 per year for his services as a director plus $5,000 per year for each committee of the Board on which he serves ($10,000 if he serves as chairman of that committee). Any outside directors serving on the Board of Directors of any of the foreign subsidiaries of the Company are paid fees of $2,500 annually for each such Board on which they serve. Additionally, the Board authorized the issuance, as of April 19, 1993, to each of Mr. Hall and Paul Buxbaum, a former director of the Company, of a cash-only stock appreciation right ("SAR") covering 25,000 shares of Common Stock as constituted prior to the Recapitalization (the "Old Common Stock"). The SARs vest in annual installments and are automatically exercised and redeemed on the date of vesting of each installment. The amount payable upon each such automatic exercise is equal to the fair market value of the Common Stock or Old Common Stock, as the case may be, on the date of exercise less the "exercise price" of $9.00 (the closing sale price of the Old Common Stock on April 19, 1993) in the case of the installments that vested in 1994 and 1995 and $7.375 (the closing sale price of the Old Common Stock on November 1, 1995, the effective date of a repricing of the SARs) in the case of the installments that will vest thereafter, in each case multiplied by the number of SARs being exercised and redeemed. In addition, the Board authorized the issuance, as of November 1, 1995, to each of Messrs. Buxbaum, Hall and Liker of a cash-only SAR covering 10,000 shares of Old Common Stock. The SARs vest in five annual installments and are automatically exercised and redeemed on the date of vesting of each installment for an amount equal to the fair market value of the Common Stock or Old Common Stock, as the case may be, on such date less the "exercise price" of $7.375 (the closing sale price of the Old Common Stock on November 1, 1995) multiplied by the number of SARs being exercised and redeemed. In addition, the Board authorized the issuance, as of July 15, 1996, to each of Messrs. Buxbaum, Hall, Liker and Miner of a cash-only SAR covering 25,000 shares of Old Common Stock. The SARs vest in five annual installments and are automatically exercised and redeemed on the date of vesting of each installment of an amount equal to the fair market value of the Common Stock or Old Common Stock, as the case may be, on such date, less the "exercise price" of $13.00 (the closing sale price of the Old Common Stock on July 15, 1996), multiplied by the number of SARs being exercised and redeemed. Finally, the Board authorized the issuance, as of November 5, 1996, to each of Messrs. Hall, Liker and Miner of a cash-only SAR covering 25,000 shares of Old Common Stock. The SARs vest in five annual installments and are automatically exercised and redeemed on the date of vesting of each installment for an amount equal to the fair market value of the Common Stock or the Old Common Stock, as the case may be, on such date, less the "exercise price" of $19.875 (the closing sale price of the Old Common Stock on November 5, 1996), multiplied by the number of SARs being exercised and redeemed. In July 1997, all of the outstanding SAR's described above (except for those held by Mr. Buxbaum) were converted into options to purchase shares of Common Stock, each with a vesting schedule identical to the vesting schedule of the corresponding SAR and with an exercise price originally equal to the exercise price of the corresponding SAR and subsequently repriced in accordance with the repricing table set forth in section (4) below. Additionally, in April 1997, the Company granted, under the Option Plan, 8,333 stock options of Class A Common Stock and 16,667 stock options of Class B Common Stock and on June 19, 1998, 50,000 shares of Class B Common Stock to each of Messrs. Hall, Liker and Miner all with a five year vesting schedule. On October 14, 1998, these stock options were also repriced as set forth in the repricing table. Directors who are also officers receive no separate compensation for their services as directors.

EXECUTIVE COMPENSATION

(1) SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and four additional most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998 (the "Named Officers").


                                             ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                   ---------------------------------------   -------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                             ------------------------   ----------
           (a)              (b)       (c)           (d)           (e)            (f)          (g)          (h)           (i)
                                                                                           SECURITIES
                                                              OTHER ANNUAL   RESTRICTED    UNDERLYING                 ALL OTHER
         NAME AND                                             COMPENSATION      STOCK       OPTIONS/       LTIP      COMPENSATION
    PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)(1)      ($)(2)      AWARD(S)($)    SARS(#)     PAYOUTS($)      ($)(3)
    ------------------      ----   ----------   -----------   ------------   -----------   ----------   ----------   ------------
Mark Hughes...............  1998   $1,000,011   $4,500,000      $     --         $--          375,000       $--        $129,013
  President, Chief          1997    1,000,012    6,757,563            --         --         1,000,000       --          126,237
  Executive Officer         1996    1,000,000    6,288,913            --         --           500,000       --          126,710
  and Chairman of the
    Board
Christopher Pair..........  1998   $1,098,558   $  920,000      $     --         $--          150,000       $--        $227,483
  Executive Vice President  1997      894,615      896,000            --         --           200,000       --          216,426
  and Chief Operating
    Officer                 1996      699,037      500,000            --         --           242,500       --          106,369
Michael E. Rosen..........  1998   $  896,154   $  630,000      $600,000         $--          150,000       $--        $128,080
  Executive Vice
    President,              1997      694,616      784,000       600,000         --           150,000       --          107,220
  Chief Executive
    Corporate               1996      500,006      350,000       600,000         --           100,000       --           74,744
  Marketing and
  Corporate Development
Robert A. Sandler.........  1998   $  697,115   $  360,000      $     --         $--           50,000       $--        $ 96,660
  Executive Vice President  1997      492,884      448,000                                    325,000                    48,022
  and General Counsel
Timothy Gerrity...........  1998   $  548,692   $  540,000      $     --         $--          100,000       $--        $ 81,441
  Executive Vice President  1997      447,308      672,000            --         --            75,000       --           84,877
  and Chief Financial
    Officer                 1996      347,596      320,000            --         --           138,875       --           53,381


---------------
(1) 1998, 1997 and 1996 amounts (other than for Mr. Gerrity in 1996) include bonuses earned under the Company's 1994 Performance-Based Annual Incentive Compensation Plan. The 1996 amount for Mr. Gerrity includes bonuses paid under a bonus program falling within the framework of the Company's 1992 Executive Incentive Compensation Plan. See "Description of Certain Plans" and "Compensation Committee Report."

(2) For each individual named, excludes perquisites, other personal benefits, securities and property, which did not exceed in any year the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual for such year. In the case of Mr. Rosen, the listed amount reflects deferred compensation pursuant to a Deferred Compensation Agreement between the Company and Mr. Rosen. See "Employment Contracts and Change in Control Arrangements."

(3) For 1998, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan, Executive Life Insurance Plan and Deferred Compensation Plan. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $4,800, $4,800, $4,800, and $4,800 for Mr. Pair, Mr. Rosen, Mr. Sandler and
    Mr. Gerrity, respectively; amounts with respect to the Executive Medical Plan were $9,390, $9,390, $9,390, $9,390 and $9,390 for Mr. Hughes, Mr.
    Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Executive Long Term Disability Plan were $4,093, $6,189, $7,220, $4,093 and $5,952 for Mr. Hughes, Mr. Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Executive Life Insurance Plan were $15,529, $97,104, $17,055, $8,377 and $6,229 for Mr.
    Hughes, Mr. Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Deferred Compensation Plan were $100,001, $110,000, $89,615, $70,000 and $55,000 for Mr. Hughes, Mr. Pair, Mr. Rosen,
    Mr. Sandler and Mr. Gerrity, respectively. For 1997, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan, Executive Life Insurance Plan and Deferred Compensation Plan. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $4,800, $4,800, $4,800, and $4,800 for Mr. Pair,

    Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Executive Medical Plan were $8,333, $8,333, $8,333, $8,333 and $8,333 for Mr. Hughes, Mr. Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Executive Long Term Disability Plan were $4,093, $6,189, $6,964, $3,575 and $5,302 for Mr. Hughes, Mr.
    Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Executive Life Insurance Plan were $14,284, $97,104, $7,123, $3,519 and $1,663 for Mr. Hughes, Mr. Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; amounts with respect to the Deferred Compensation Plan were $100,000, $90,000, $70,000, $27,795 and $45,000 for Mr. Hughes,
    Mr. Pair, Mr. Rosen, Mr. Sandler and Mr. Gerrity, respectively; and amounts for a special Company-provided vacation payment were $10,000, $10,000, and $20,000 for Mr. Pair, Mr. Rosen, and Mr. Gerrity, respectively. For 1996, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan, Executive Life Insurance Plan and Deferred Compensation Plan. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $4,500, $4,500 and $4,500 for Mr. Pair, Mr. Rosen and Mr. Gerrity, respectively; amounts with respect to the Executive Medical Plan were $8,004, $8,004, $8,004 and $8,004 for Mr. Hughes, Mr. Pair, Mr. Rosen and Mr. Gerrity, respectively; amounts with respect to the Executive Long Term Disability Plan were $4,093, $6,189, $6,743 and $4,652 for Mr. Hughes, Mr. Pair, Mr. Rosen and Mr. Gerrity, respectively; amounts with respect to the Executive Life Insurance Plan were $14,140, $17,772, $5,497 and $1,225 for Mr. Hughes, Mr. Pair, Mr. Rosen and
    Mr. Gerrity, respectively; and amounts with respect to the Deferred Compensation Plan were $100,000, $69,904, $50,000 and $35,000 for Mr.
    Hughes, Mr. Pair, Mr. Rosen and Mr. Gerrity, respectively.

(2) OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of Class A Common Stock Options and Class B Common Stock Options during the fiscal year ended December 31, 1998 to the Named Officers.


                                       PERCENTAGE OF
                                           TOTAL
                                       OPTIONS/SARS
                                        GRANTED TO         EXERCISE                     GRANT DATE
                       OPTIONS/SARS     EMPLOYEE IN        OR BASE        EXPIRATION      PRESENT
        NAME           GRANTS(#)(1)     FISCAL YEAR     PRICE($/SH)(2)       DATE       VALUE($)(3)
        ----           ------------    -------------    --------------    ----------    -----------
Mark Hughes
  Class A                375,000           20.22%           8.000          6/19/08       4,374,015
  Class B                     --              --               --               --              --
Christopher Pair
  Class A                     --              --               --               --              --
  Class B                150,000            8.09%           6.625          6/19/08       1,472,346
Michael E. Rosen
  Class A                     --              --               --               --              --
  Class B                150,000            8.09%           6.625          6/19/08       1,472,346
Robert A. Sandler
  Class A                     --              --               --               --              --
  Class B                 50,000            2.70%           6.625          6/19/08         490,782
Timothy Gerrity
  Class A                     --              --               --               --              --
  Class B                100,000            5.39%           6.625          6/19/08         981,564


---------------
(1) All options granted in 1998 are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary.

(2) All options were granted based on the closing price for the Common Stock (as reported in the Wall Street Journal). During October 1998, substantially all Common Stock options were repriced to reflect the then current price of the Common Stock.

(3) In accordance with the rules of the Securities & Exchange Commission, the Black Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. The Company cannot predict or estimate the future price of the Company's Common Stock and no option pricing model, including the Black Scholes model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an officer, if any, will be at or near the value estimated in accordance with the Black Scholes model. Assumptions used for the valuation include: 59.54% price volatility; 5.65% weighed average risk free rate of return; 3.5% dividend yield and options exercises averaging 4.9 year term. No adjustment was made for non-transferability or risk of forfeiture.

(3) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information with respect to shares acquired on exercise of Class A Common Stock Options and Class B Common Stock Options and unexercised options to purchase Class A Common Stock and Class B Common Stock granted in fiscal 1998 and prior years.


          (a)                (b)             (c)                  (d)                            (e)
                                                            NUMBER OF SHARES
                                                               UNDERLYING
                                                              UNEXERCISED               VALUE OF UNEXERCISED
                            SHARES                          OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS
                           ACQUIRED         VALUE          FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
         NAME           ON EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
         ----           --------------   -----------   --------------------------    ---------------------------
Mark Hughes
  Class A                    --              --         133,332         741,669        833,325.00   4,635,431.25
  Class B                    --              --         266,664         733,335      2,033,313.00   5,591,679.36
Christopher Pair
  Class A                    --                         105,249          89,336       687,233.749     558,350.00
  Class B                    --                         210,496         328,669      1,605,031.99   2,506,101.11
Michael E. Rosen
  Class A                    --              --          60,831          61,669        397,371.24     392,723.12
  Class B                    --              --         121,664         273,336       927,687.999   2,084,186.99
Robert A. Sandler
  Class A                    --              --          24,165          84,168        151,031.25     526,050.00
  Class B                    --              --          48,332         218,335        368,531.49   1,664,804.37
Timothy Gerrity
  Class A                    --              --          39,749          45,251        257,025.00     282,818.75
  Class B                    --              --          79,499         190,501        606,179.87   1,452,570.12


---------------
(1) Represents the difference between the market price of the Company's Common Stock on December 31, 1998 and the exercise price of the options.

(4) TEN YEAR OPTION/SAR REPRICINGS

     In October 1998, the Compensation Committee reviewed the exercise price of certain stock options in light of the current stock trading prices. Based on a comparison of then current trading prices and the exercise price of such options, the Committee determined that such options had ceased to provide the incentives that they were originally intended to provide. Accordingly, on October 14, 1998, the Board of Directors approved the repricing of substantially all option grants to then current fair market value of the Company's Common Stock.


     The following table sets forth information with respect to the repricing of options of Common Stock held by any current director or executive officer of the Company at any time during the last ten fiscal years of the Company. As a result of the Recapitalization, 1/3 of the options of Old Common Stock were reclassified as options of Class A Common Stock and 2/3 as options of Class B Common Stock. Accordingly, options repriced prior to the Recapitalization are classified as options of Class A Common Stock and Class B Common Stock.



                                      NUMBER OF
                                      SECURITIES    MARKET PRICE      EXERCISE                    LENGTH OF ORIGINAL
                                      UNDERLYING    OF OLD COMMON     PRICE AT                       OPTION TERM
                                     OPTIONS/SARS   STOCK AT TIME     TIME OF                     REMAINING AT DATE
                                     REPRICED OR    OF REPRICING    REPRICING OR   NEW EXERCISE    OF REPRICING OR
          NAME              DATE       AMENDED      OR AMENDMENT     AMENDMENT        PRICE           AMENDMENT
          (a)               (b)         (#)(c)         ($)(d)          ($)(e)         ($)(f)             (g)
          ----            --------   ------------   -------------   ------------   ------------   ------------------
MARK HUGHES
  Class A
                           3/13/97     166,667         $16.375        $  30.75       $16.375       9 yrs.; 299 days
                          10/14/98     166,667         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98     166,667         $  8.00        $  13.00       $  8.00       7 yrs.; 274 days
                          10/14/98     375,000         $  8.00        $ 22.125       $  8.00       9 yrs.; 249 days
                          10/14/98     166,667         $  8.00        $ 16.375       $  8.00       8 yrs.; 84 days
  Class B
                           3/13/97     333,333         $16.375        $  30.75       $16.375       9 yrs.; 299 days
                          10/14/98     333,333         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98     333,333         $ 6.625        $  13.00       $ 6.625       7 yrs.; 274 days
                          10/14/98     333,333         $ 6.625        $ 16.375       $ 6.625       8 yrs.; 84 days
CHRISTOPHER PAIR
  Class A
                          11/01/95      20,000         $ 7.375        $  8.875       $ 7.375       7 yrs.; 1 day
                          11/01/95      50,000         $ 7.375        $  15.25       $ 7.375       8 yrs.; 35 days
                          10/14/98      25,000         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98      39,167         $  8.00        $  13.00       $  8.00       7 yrs.; 274 days
                          10/14/98      41,667         $  8.00        $ 19.875       $  8.00       8 yrs.; 22 days
                          10/14/98      41,667         $  8.00        $  20.00       $  8.00       9 yrs.; 45 days
  Class B
                          11/01/95      40,000         $ 7.375        $  8.870       $ 7.375       7 yrs.; 1 day
                          11/01/95     100,000         $ 7.375        $  15.25       $ 7.375       8 yrs.; 35 days
                          10/14/98      50,000         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98      78,333         $ 6.625        $  13.00       $ 6.625       7 yrs.; 274 days
                          10/14/98      20,833         $ 6.625        $  7.375       $ 6.625       7 yrs.; 18 days
                          10/14/98      83,333         $ 6.625        $ 19.875       $ 6.625       8 yrs.; 22 days
                          10/14/98      83,333         $ 6.625        $  20.00       $ 6.625       9 yrs.; 45 days
                          10/14/98     150,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days
                          10/14/98      40,000         $ 6.625        $  7.375       $ 6.625       5 yrs.; 53 days
                          10/14/98      33,333         $ 6.625        $  7.375       $ 6.625       4 yrs.; 19 days
MICHAEL ROSEN
  Class A
                          11/01/95      58,333         $ 7.375        $ 19.875       $ 7.375       8 yrs.; 282 days
                          10/14/98      16,667         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98      33,333         $  8.00        $ 19.875       $  8.00       8 yrs.; 22 days
                          10/14/98      33,333         $  8.00        $  20.00       $  8.00       9 yrs.; 45 days
  Class B
                          11/01/95     116,667         $ 7.375        $ 19.875       $ 7.375       8 yrs.; 282 days
                          10/14/98      33,333         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98       8,333         $ 6.625        $  7.375       $ 6.625       7 yrs.; 18 days
                          10/14/98      66,667         $ 6.625        $ 19.875       $ 6.625       8 yrs.; 22 days
                          10/14/98      66,667         $ 6.625        $  20.00       $ 6.625       9 yrs.; 45 days
                          10/14/98     150,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days
                          10/14/98      70,000         $ 6.625        $  7.375       $ 6.625       5 yrs.; 300 days

                                      NUMBER OF
                                      SECURITIES    MARKET PRICE      EXERCISE                    LENGTH OF ORIGINAL
                                      UNDERLYING    OF OLD COMMON     PRICE AT                       OPTION TERM
                                     OPTIONS/SARS   STOCK AT TIME     TIME OF                     REMAINING AT DATE
                                     REPRICED OR    OF REPRICING    REPRICING OR   NEW EXERCISE    OF REPRICING OR
          NAME              DATE       AMENDED      OR AMENDMENT     AMENDMENT        PRICE           AMENDMENT
          (a)               (b)         (#)(c)         ($)(d)          ($)(e)         ($)(f)             (g)
          ----            --------   ------------   -------------   ------------   ------------   ------------------
ROBERT SANDLER
  Class A
                          03/13/97      50,000         $16.375        $  30.75       $16.375       9 yrs.; 299 days
                          10/14/98      16,667         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98      33,333         $  8.00        $15.6875       $  8.00       8 yrs.; 273 days
                          10/14/98       8,333         $  8.00        $  20.00       $  8.00       9 yrs.; 45 days
                          10/14/98      50,000         $  8.00        $ 16.375       $  8.00       8 yrs.; 84 days
  Class B
                          03/13/97     100,000         $16.375        $  30.75       $16.375       9 yrs.; 299 days
                          10/14/98      33,333         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98      66,667         $ 6.625        $15.6875       $ 6.625       8 yrs.; 273 days
                          10/14/98      16,667         $ 6.625        $  20.00       $ 6.625       9 yrs.; 45 days
                          10/14/98      50,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days
                          10/14/98     100,000         $ 6.625        $ 16.375       $ 6.625       8 yrs.; 84 days
TIMOTHY GERRITY
  Class A
                          11/01/95      16,667         $ 7.375        $  15.25       $ 7.375       8 yrs.; 35 days
                          10/14/98      16,667         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98      21,250         $  8.00        $  13.00       $  8.00       7 yrs.; 274 days
                          10/14/98      25,000         $  8.00        $ 19.875       $  8.00       8 yrs.; 22 days
                          10/14/98       8,333         $  8.00        $  20.00       $  8.00       9 yrs.; 45 days
  Class B
                          11/01/95      33,333         $ 7.375        $  15.25       $ 7.375       8 yrs.; 35 days
                          10/14/98      33,333         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98      42,500         $ 6.625        $  13.00       $ 6.625       7 yrs.; 274 days
                          10/14/98       7,500         $ 6.625        $  7.375       $ 6.625       7 yrs.; 18 days
                          10/14/98      50,000         $ 6.625        $ 19.875       $ 6.625       8 yrs.; 22 days
                          10/14/98      16,667         $ 6.625        $  20.00       $ 6.625       9 yrs.; 45 days
                          10/14/98     100,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days
                          10/14/98      20,000         $ 6.625        $  7.375       $ 6.625       5 yrs.; 53 days
EDWARD HALL
  Class A
                          10/14/98       8,333         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98       6,667         $  8.00        $  13.00       $  8.00       7 yrs.; 305 days
                          10/14/98       8,333         $  8.00        $ 19.875       $  8.00       8 yrs.; 52 days
  Class B
                          10/14/98      16,667         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98      13,333         $ 6.625        $  13.00       $ 6.625       7 yrs.; 305 days
                          10/14/98      16,667         $ 6.625        $ 19.875       $ 6.625       8 yrs.; 52 days
                          10/14/98       4,000         $ 6.625        $  7.375       $ 6.625       7 yrs.; 48 days
                          10/14/98      50,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days
ALAN LIKER
  Class A
                          10/14/98       8,333         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98       6,667         $  8.00        $  13.00       $  8.00       7 yrs.; 305 days
                          10/14/98       8,333         $  8.00        $ 19.875       $  8.00       8 yrs.; 52 days
  Class B
                          10/14/98      16,667         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98       4,000         $ 6.625        $  7.375       $ 6.625       7 yrs.; 48 days
                          10/14/98      13,333         $ 6.625        $  13.00       $ 6.625       7 yrs.; 305 days
                          10/14/98      16,667         $ 6.625        $ 19.875       $ 6.625       8 yrs.; 52 days
                          10/14/98      50,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days
CHRISTOPHER MINER
  Class A
                          10/14/98       8,333         $  8.00        $  16.25       $  8.00       8 yrs.; 178 days
                          10/14/98       8,333         $  8.00        $ 19.875       $  8.00       8 yrs.; 52 days
                          10/14/98       5,867         $  8.00        $  13.00       $  8.00       7 yrs.; 305 days

                                      NUMBER OF
                                      SECURITIES    MARKET PRICE      EXERCISE                    LENGTH OF ORIGINAL
                                      UNDERLYING    OF OLD COMMON     PRICE AT                       OPTION TERM
                                     OPTIONS/SARS   STOCK AT TIME     TIME OF                     REMAINING AT DATE
                                     REPRICED OR    OF REPRICING    REPRICING OR   NEW EXERCISE    OF REPRICING OR
          NAME              DATE       AMENDED      OR AMENDMENT     AMENDMENT        PRICE           AMENDMENT
          (a)               (b)         (#)(c)         ($)(d)          ($)(e)         ($)(f)             (g)
          ----            --------   ------------   -------------   ------------   ------------   ------------------
  Class B
                          10/14/98      16,667         $ 6.625        $  16.25       $ 6.625       8 yrs.; 178 days
                          10/14/98      16,667         $ 6.625        $ 19.875       $ 6.625       8 yrs.; 52 days
                          10/14/98      13,333         $ 6.625        $  13.00       $ 6.625       7 yrs.; 305 days
                          10/14/98      50,000         $ 6.625        $ 19.625       $ 6.625       9 yrs.; 249 days

(5) DESCRIPTION OF CERTAIN PLANS

     1994 Performance-Based Annual Incentive Compensation Plan. The Company maintains an Amended and Restated 1994 Performance-Based Annual Incentive Compensation Plan, (the "1994 Plan") to provide additional compensation as an incentive to certain key executives and consultants to attain specified performance objectives of the Company and its subsidiary and affiliated corporations and to ensure the continued availability of their full-time or part-time services to the Company. Specifically, the individuals entitled to participate in the 1994 Plan are those executive officers and consultants of the Company determined by the committee administering the 1994 Plan. The 1994 Plan was amended and restated in 1996 and further amended in 1997; each such amendment was approved by the Company's shareholders.

     The 1994 Plan is administered by the Compensation Committee of the Company's Board (the "1994 Plan Committee"). The Board members who currently administer the 1994 Plan qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Board of Directors does not currently intend to appoint individuals to the 1994 Plan Committee who are not both "outside directors" under the Code and "disinterested directors" within the meaning of Rule 16b-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The amount of an available award to a participant or the aggregate amount of available awards to all participants for each award period is determined based upon an objective computation (the "Formula") of the actual performance of the Company relative to pre-established performance goals. The performance goal or goals included in the Formula for each award period is selected by the 1994 Plan Committee from among the following performance measures: level of retail sales (in the aggregate or for a particular category or categories of retail sales); net cash flow; net income; operating income; earnings per share; return on sales; reduction in expenditure levels for a particular category or categories of expenses versus a prior period; return on total capital; return on equity; and increase in the Common Stock price over a specified time period.

     The 1994 Plan Committee determines the performance measure or measures, the performance goal or goals and all computations included within each Formula, each of which may be different for different award periods or for different participants within a single award period. The 1994 Plan Committee does not have the discretion to increase any award to an amount in excess of that determined in accordance with the 1994 Plan and the Formula applicable to a particular award period. However, the 1994 Plan Committee, may, in its discretion, (a) designate in advance a maximum dollar award for any award period with respect to any participant, and/or (b) designate in advance that certain other incentive award payments (under the 1994 Plan or otherwise) made to a participant will be deducted from award amounts otherwise earned under the 1994 Plan and/or (c) decrease any award under the 1994 Plan. Notwithstanding anything in the 1994 Plan to the contrary, no participant is entitled to earn in excess of $10 million under the 1994 Plan with respect to any single calendar year.

     Award periods under the 1994 Plan may be quarters, calendar years or such other periods as the 1994 Plan Committee may designate. All award periods, performance measures, performance goals and other aspects of each Formula are designated in advance of the commencement of each award period by the 1994 Plan Committee, except as otherwise permitted by the regulations under Section 162(m). Determinations based on a calendar year award period may be made by the 1994 Plan Committee on or before March 31 of the calendar year.

     To be entitled to receive a full award with respect to an award period, a participant must continue to be employed by the Company or rendering services to the Company on the last day of such award period. With respect to participants whose service relationship terminates during an award period, the 1994 Plan Committee provides for prorated awards based upon satisfaction of performance goals for the entire award period, with the proration formula to be set by the 1994 Plan Committee in its discretion in advance of the commencement of each award period. In addition, no award can be paid unless the 1994 Plan Committee certifies that the objective performance goal or goals for the award have been satisfied and that the amount of the award is no greater than that dictated by the Formula for the applicable award period. The 1994 Plan Committee makes such determinations by means of written resolutions of the 1994 Plan Committee that are maintained in the records of the Company.

     Awards pursuant to the 1994 Plan may be made, at the discretion of the 1994 Plan Committee, in cash, through the issuance of shares of Class A Common Stock or Class B Common Stock, or through a combination of any of the foregoing methods. The total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company, and the total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company to any single participant, may not exceed 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year.

     Awards under the 1994 Plan are subject to withholding for applicable employment and income taxes. The 1994 Plan Committee may, in its discretion and subject to the consent of each affected participant, approve the advance of all or a portion of a target cash award to a participant prior to the conclusion of an award period. Each such advance, if made, is a full recourse obligation of the participant and bears interest from the date of the advance until repaid or deemed earned at the applicable Federal rate (as specified in the 1994 Plan) for loans of comparable term. Each such advance is evidenced by a promissory note executed by the participant and delivered to the Company.

     The 1994 Plan will continue in place until terminated by the Board of Directors. The Board of Directors may from time to time amend, suspend or terminate in whole or in part any or all of the provisions of the 1994 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to (a) any award to which he or she may have become entitled under the 1994 Plan prior to the effective date of such amendment, suspension or termination, or (b) any award period that commenced prior to the taking of such action by the Board.


     1992 Executive Incentive Compensation Plan. In 1992, the Board adopted the Herbalife International, Inc. 1992 Amended and Restated Executive Incentive Compensation Plan (the "1992 Plan"). Eligible participants under the 1992 Plan consist of the Company's executive vice presidents, vice presidents, country managers and other executive officers and key employees (other than the Company's Chief Executive Officer and President) and consultants as designated by the Chief Executive Officer in conjunction with the committee administering the 1992 Plan.


     The 1992 Plan is administered by the Compensation Committee of the Company's Board (the "1992 Plan Committee") in conjunction with the Chief Executive Officer. The current members of the 1992 Plan Committee are the members of the Compensation Committee, and the Board of Directors does not currently intend to appoint individuals to the 1992 Plan Committee who are not "disinterested directors" within the meaning of Rule 16b-3(c) under the Exchange Act. In addition, any awards of Common Stock under the 1992 Plan would be determined and administered solely by the 1992 Plan Committee.

     The 1992 Plan provides for the payment of bonuses to participants for each year that the 1992 Plan is in effect, beginning with 1992. Awards are made to participants based upon the extent to which certain corporate performance goals and individual performance goals (set in advance by the Chief Executive Officer together with, in the case of corporate performance goals, the 1992 Plan Committee) are met. If a goal applicable to a participant is exceeded or not met, then the participant is entitled to receive an award in excess of, or a pro rata portion of, as applicable, the targeted amount. In addition, the 1992 Plan Committee, in conjunction with the Chief Executive Officer, may make discretionary awards to participants. To be eligible for payment with respect to a particular award period, a participant is required to be employed by the Company on the last day of such award period, subject to certain exceptions.

     Awards pursuant to the 1992 Plan may be made, at the discretion of the 1992 Plan Committee, in cash, through the issuance of shares of Class A Common Stock or Class B Common Stock, or through a combination of any of the foregoing methods. The total number of shares of Common Stock that may be issued under the 1992 Plan in any fiscal year of the Company, and the total number of shares of Common Stock that may be issued under the 1992 Plan in any fiscal year of the Company to any single participant, may not exceed the excess of (i) 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year, over (ii) the number of shares of Common Stock issued during the prior fiscal year pursuant to the 1994 Plan.

     The Board of Directors may from time to time amend, suspend or terminate in whole or in part any or all of the provisions of the 1992 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to any award to which he or she may have become entitled under the 1992 Plan prior to the effective date of such amendment, suspension or termination. The 1992 Plan will continue in place until terminated by the Board of Directors.


     For 1996 the Company utilized a bonus arrangement falling within the framework of the 1992 Plan, although the Named Officers did not participate in the 1992 Plan for 1996, except for Mr. Gerrity. See "Compensation Committee Report -- Annual Incentive Compensation." The 1992 Plan is expected to continue to be utilized with respect to certain executives for future periods.



     1991 Stock Option Plan. Subject to shareholder approval at the Meeting, the Board of Directors has approved the following amendments to the Option Plan: (i) to increase the aggregate number of shares which may be issued upon exercise of all options granted under the Option Plan by 500,000, (ii) to permit certain limited transfers of options granted pursuant to the Option Plan, (iii) to increase the period for exercise of an option following termination of employment (other than by death or disability) from 30 days to 90 days and (iv) to increase the aggregate number of stock options a participant under the Option Plan may be awarded during any single calendar year from 1,500,000 to 2,250,000. See "Proposal 2 -- Approval of Amendments to the 1991 Stock Option Plan." The purpose of the Option Plan is to secure for the Company and its shareholders the benefits arising from stock ownership by key employees, directors, consultants and other persons selected by the Stock Option Committee of the Board of Directors. As of March 25, 1999, approximately 135 persons were eligible to participate in the Option Plan.


     The Option Plan is administered by the Stock Option Committee of the Company's Board. The Board of Directors does not currently intend to appoint individuals to the Stock Option Committee who are not both "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) under the Code. Currently, the Stock Option Committee consists of Messrs. Hall and Miner.

     Options under the Option Plan may be designated as "incentive stock options" for federal income tax purposes or as options which are not qualified for such treatment, or "non-qualified stock options." See "Federal Income Tax Matters" below.

     As of March 25, 1999, (i) 2,190,335 shares of Class A Common Stock and 5,007,825 shares of Class B Common Stock were subject to outstanding stock options and (ii) additional options could be issued under the Option Plan with respect to 59,876 shares of Common Stock.

     Under the Option Plan, the aggregate number of shares of Class A Common Stock and Class B Common Stock with respect to which stock options may be awarded to a participant during any single calendar year currently may not exceed 1,500,000. Such number would increase to 2,250,000 shares if the proposed amendments to the Option Plan are approved by the shareholders.

     Currently, all options granted under the Option Plan are non-transferable and exercisable in installments determined by the Stock Option Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option's grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant. Incentive stock options granted to a person holding more than 10% of the total voting power of the Company's capital stock must expire within five years from the date of grant. Upon shareholder approval, the Option Plan will be amended to permit certain limited transfers.


     In the case of incentive stock options, the exercise price must be at least equal to 100% of the fair market value of the Common Stock on the date the option is granted. The exercise price for incentive stock option grants to a person holding more than 10% of the total voting power of the Company's capital stock must equal 110% of the fair market value of the Common Stock. The exercise price of a non-qualified option need not be equal to the fair market value of the Common Stock at the date of grant, but may be granted with any exercise price which is not less than 85% of fair market value at the time the option is granted, as the Stock Option Committee may determine. Upon exercise of any option, the purchase price must generally be paid in full either in cash or by certified or cashier's check. However, in the discretion of the Stock Option Committee, the terms of a stock option grant may permit payment of the purchase price by means of (i) cancellation of indebtedness owed by the Company, (ii) delivery of shares of Common Stock already owned by the optionee (valued at fair market value as of the date of exercise), (iii) delivery of a promissory note secured by the shares issued, (iv) delivery of a portion of the shares issuable upon exercise (i.e., exercise for the "spread" on the option payable in shares), or (v) any combination of the foregoing or any other means permitted by the Stock Option Committee.


     The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any employee under the Option Plan (or any other incentive stock option plan of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

     Federal Income Tax Matters. As stated above, participants in the Option Plan may be granted either "incentive" stock options (qualified as such under the Code) or "non-incentive" stock options (customarily referred to as "non-qualified" stock options). Persons who receive non-qualified stock options under the Option Plan will realize no tax consequence upon receipt. On the date of option exercise, however, the optionee will generally have income (and the Company will have a deduction) equal to the excess of (a) the fair market value of the stock received upon such date less (b) the option exercise price. If the stock acquired upon exercise of the option is non-transferable and subject to a "substantial risk of forfeiture," however, the taxable event will generally be delayed to the earliest of the date on which the stock becomes transferable or the date on which the risk of forfeiture ends, at which time the participant will be taxed on the excess of the stock's fair market value on such date over the cost of such stock, and the Company will be entitled to an equal deduction at that time.

     In the case of an incentive stock option, however, the employee will generally not have taxable income (although the alternative minimum tax may apply, as described below) upon exercise or lapse of any forfeiture restrictions or transfer restrictions. The employee will be taxed only upon the sale of stock received on the incentive option exercise. If the employee holds the stock for more than one year after exercise and two years after option grant, the employee's gain will generally be capital gain, and the Company will not be entitled to a deduction for compensation paid. Any earlier sale will result at least in part in ordinary income to the employee and a deduction for the Company equal to the amount of ordinary income recognized by the employee. Depending upon a particular option holder's circumstances and the holding period of the stock after exercise of the option, there may be a favorable differential tax rate applicable to capital gains.

     Upon exercise of incentive stock options, the alternative minimum tax may apply to optionees because the excess of the fair market value of the shares received over the exercise price of an incentive stock option constitutes an item of tax preference. The alternative minimum tax may produce a higher tax than the regular income tax applicable to an optionee.

     The above summary of tax matters is general in scope and does not apply to every specific transaction which may arise. Moreover, the rules of government taxation of non-qualified and incentive stock options are complex, and the statement of tax consequences set forth herein is necessarily general. Finally, Congress is considering many additional proposals to change the tax laws, and the interpretation of existing laws and any additional revisions ultimately adopted could significantly alter the tax requirements and effects covered in this discussion.


     Deferred Compensation Plans. The Company maintains three deferred compensation plans for select groups of management or highly compensated employees: the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the "Management Plan," applicable to directors and vice presidents) and the Herbalife Senior Executive Compensation Plan, effective January 1, 1996 (the "Senior Executive Plan," applicable to eligible employees at the rank of Senior Vice President and higher) and the Herbalife International of America, Inc. Executive Officer Deferred Compensation Plan (collectively with the Management Plan, the "Deferred Compensation Plans"). The Deferred Compensation Plans are unfunded and their benefits are paid from the general assets of the Company, except that the Company has contributed certain amounts to a "rabbi trust" whose assets will be used to pay benefits if the Company remains solvent, but can be reached by the Company's creditors if the Company becomes insolvent. The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the "Deferred Compensation Committee"), to elect annually to defer up to fifty percent (50%) of their base annual salary and up to one hundred percent (100%) of their annual bonus for each calendar year (the "Annual Deferral Amount"). The Company makes matching contributions on behalf of each participant in the Senior Executive Plan ("Company Matching Contributions") of one hundred percent (100%) of the amount deferred by each such participant from such participant's base annual salary up to ten percent (10%) of the participant's base annual salary. Each participant in either Deferred Compensation Plan has at all times a fully vested and nonforfeitable interest in each year's contribution, including interest credited thereto, and in any Company Matching Contributions, if applicable. In connection with a participant's election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount plus interest and payable five or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. Subject to the short term payout provision and certain exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (a) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (b) dies or otherwise terminates employment with the Company. The Company has amended the Deferred Compensation Plans effective as of January 1, 1997, May 8, 1998 and September 30, 1998 in ways which the Company considers technical and not material for purposes of this discussion.



     Retirement Plan. The Company adopted, effective September 1997, a Supplemental Executive Retirement Plan (the "Retirement Plan") providing retirement benefits for a select group of management and highly compensated employees. The Retirement Plan is unfunded and its benefits are paid from the general assets of the Company, except that the Company has contributed certain amounts to a "rabbi trust" whose assets will be used to pay benefits if the Company remains solvent, but can be reached by the Company's creditors if the Company becomes insolvent. The normal retirement benefit under the Retirement Plan is 60 quarterly installments payments commencing at age 65, each of which equals one-quarter of 1.75% of "compensation" times the number of years of service up to 20 years. The term "compensation" for this purpose means the average yearly base compensation of the five calendar years within the last 10 years of employment that would yield the highest average. A participant may elect to receive his or her benefits in a lump sum equal to 90% of the actuarial equivalent of the remaining quarterly installments.



     A participant who reaches the "early retirement date" may choose to retire and to receive an early retirement benefit equal to the normal retirement benefit. A participant who becomes disabled shall receive a benefit equal to his normal retirement benefit. A participant generally reaches his or her early retirement date when he or she completes 10 years of service and reaches age 55. An employee whose employment with the company terminates before he or she reaches early retirement date will receive the actuarial equivalent of his or her vested benefits paid in a lump sum within 90 days of such termination. Upon a change in control of the Company, a participant will receive a lump sum payment equal to the actuarial equivalent of the normal retirement benefit, or, if payment of benefits has begun, the actuarial equivalent of the remaining quarterly installments. A participant becomes fully vested in his or her interest in the Retirement Plan on his or her normal or early retirement date, death, or disability, or on a change in control of the Company. If a participant's employment is terminated for cause, the Company has the discretion to reduce his or her vested benefit to zero. In all other cases, a participant's vested interest is determined as follows:

              YEARS OF SERVICE                 VESTED PERCENTAGE
              ----------------                 -----------------
 less than 5.................................           0%
     5.......................................          20
     6.......................................          40
     7.......................................          60
     8.......................................          80
     9.......................................         100

The Plan Administrator has the discretion to credit a participant with additional years of service as of his or her date of hire or commencement of participation in the Plan.


     For illustration purposes only, the following table provides examples of the annual benefit payable under the Retirement Plan beginning at age 65.


                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
                --------------------------------------------------------
                   15          20          25          30          35
                --------    --------    --------    --------    --------
Compensation
  $  125,000    $ 32,813    $ 43,750    $ 43,750    $ 43,750    $ 43,750
     150,000      39,375      52,500      52,500      52,500      52,500
     175,000      45,938      61,250      61,250      61,250      61,250
     200,000      52,500      70,000      70,000      70,000      70,000
     225,000      59,063      78,750      78,750      78,750      78,750
     250,000      65,625      87,500      87,500      87,500      87,500
     300,000      78,750     105,000     105,000     105,000     105,000
     400,000     105,000     140,000     140,000     140,000     140,000
     450,000     118,125     157,500     157,500     157,500     157,500
     500,000     131,250     175,000     175,000     175,000     175,000
     600,000     157,500     210,000     210,000     210,000     210,000
     700,000     183,750     245,000     245,000     245,000     245,000
     800,000     210,000     280,000     280,000     280,000     280,000
     900,000     236,250     315,000     315,000     315,000     315,000
   1,000,000     262,500     350,000     350,000     350,000     350,000
   1,100,000     288,750     385,000     385,000     385,000     385,000
   1,200,000     315,000     420,000     420,000     420,000     420,000

Messrs. Hughes, Pair, Rosen, Sandler and Gerrity have 19, 14, 5, 2 and 13 years of service respectively. "Compensation" covered by the Retirement Plan is equal to the amounts set forth in the Summary Compensation Table under "Salary."


     401(k) Profit Sharing Plan. The Company maintains a tax-qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Code. This plan allows any eligible employee to contribute each pay period from 2% to 17% of the employee's earnings (but not in excess of $10,000 per year, adjusted for increases in the cost of living after 1998) for investment in annuity contracts and mutual funds held by the plan's trust. As of January 1, 1998, the Company amended the Plan so that common-law employees of the Company are eligible to participant in the Plan after completing six months of service with the Company, unless they are union members or non-resident aliens. The Company makes contributions to the plan in an amount equal to 3% of the earnings of each employee who elects to defer 2% or more of his or her earnings. The plan also imposes certain restrictions on the aggregate amount which may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contributions and in the trust fund's earnings attributable thereto. The employee has no vested interest in the Company's contributions and earnings of the trust fund attributable thereto until he or she completes three years of service with the Company, and is not fully vested in the Company's contributions and earnings of the trust fund attributable thereto until he or she has completed seven years of service with the Company. However, an employee becomes fully vested in the Company's contributions and earnings of the trust fund attributable thereto on the employee's death, disability, or reaching the plan's normal retirement age (the later of age 65 or the completion of five years of service with the Company). An employee may not withdraw all or any portion of his or her account prior to the date that such employee either (a) incurs a hardship, or (b) terminates employment with the Company.

     Executive Medical Plan. The Executive Medical Plan is an insured hospital and medical reimbursement plan covering executives and key employees and their dependents during the executive's or employee's employment by the Company. The Plan provides coverage of medical expenses incurred beyond the Company's basic plan. For the fiscal year ended December 31, 1998, the Plan's cost to the Company was an aggregate of approximately $47,000.

     Executive Long-Term Disability Plan. The Executive Long-Term Disability Plan is an insured disability plan covering executives and key employees. It provides for extended disability insurance for such participants with premiums paid by the Company. For the fiscal year ended December 31, 1998, the Plan's cost to the Company was an aggregate of approximately $28,000.

     Executive Life Insurance Plan. The Executive Life Insurance Plan covers executives and key employees and provides for life insurance benefits in excess of those available under the Company's basic plan. Premiums are paid by the Company. For the fiscal year ended December 31, 1998, the Plan's cost to the Company was an aggregate of approximately $144,000.

(6) EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Effective as of April 3, 1994, the Company entered into a five-year employment agreement with Christopher Pair (the "Pair Agreement"), engaging him as Executive Vice President of International and Corporate Administration of the Company. Mr. Pair currently serves as the Company's Executive Vice President, Chief Operating Officer and Secretary. For his services, Mr. Pair initially received an annual salary of $650,000; such amount has been periodically adjusted upwards by the Compensation Committee. In addition, Mr. Pair participates in incentive compensation plans on the same basis as other comparable level executives.

     The Pair Agreement provided that Mr. Pair was entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance, reimbursement of the cost of a health club membership, and participation in various benefit plans.


     Under the Pair Agreement, had the Company terminated Mr. Pair's employment at any time during the five year term of the Pair Agreement without cause (as defined in such agreement), it would have been required to pay him (in addition to other accrued amounts and benefits) an amount equal to one year of base compensation, plus an amount equal to the actual bonuses paid to Mr. Pair under the applicable executive incentive compensation plan in respect of the one fiscal or plan year completed immediately prior to the date of termination.


     Effective as of August 23, 1993, the Company entered into a Restricted Stock Agreement with Michael Rosen, pursuant to which Mr. Rosen received a 100,000 share restricted stock grant. Such shares vested in cumulative annual installments of 20%, commencing on August 23, 1994 and ending on August 23, 1998.

     In addition, effective as of August 9, 1994, the Company entered into a Deferred Compensation Agreement with Mr. Rosen, pursuant to which Mr. Rosen has received and will continue to receive $600,000 in cash deferred compensation from the Company on each of the first five anniversary dates of such Deferred Compensation Agreement on which Mr. Rosen remained continuously employed by the Company. If the

Company were to terminate Mr. Rosen without cause (as such term is defined in the Deferred Compensation Agreement), Mr. Rosen will be deemed to have earned, as of the termination date, deferred compensation for the year in which termination occurs in an amount equal to $600,000 prorated on a daily basis for the number of days in the twelve month period ending August 9 through and including the date of termination. Mr. Rosen is eligible to receive such deferred compensation on or before the tenth day following the day the deferred compensation is earned, subject to the right of the Company to delay payment until the Company's deduction for such payment would no longer be disallowed under Section 162(m) of the Code. The Company has amended and restated the Deferred Compensation Agreement in its entirety, effective as of January 1, 1998, to make the following changes: (1) deferred amounts will bear interest at a rate equal to the current general account crediting rate on SunLife of Canada's corporate universal life product effective on January 1 of each year,
(2) the Company will contribute certain amounts to a "rabbi trust" whose assets will be used to pay benefits if the Company remains solvent, but can be reached by the Company's creditors if the Company becomes insolvent, and (3) Mr. Rosen may elect to receive payments in the form of installments payable over five years or 10 years, but may receive 90% of the unpaid balance at any time, provided that such payment would be deductible to the Company and provided that he would forfeit the remaining 10% of the unpaid balance.

(7) COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During 1998, the Company's Compensation Committee consisted of Messrs. Hall and Miner. No additional information concerning the Compensation Committee or the Company's executive officers is required by Item 402 of Regulation S-K.

(8) COMPENSATION COMMITTEE REPORT

     The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors and, to the extent summarized below, the Company's Chief Executive Officer.

     The compensation policy of the Company is designed to motivate the overall success of the Company by:

     - Attracting, retaining, and rewarding highly qualified and productive individuals;

     - Delivering a significant portion of compensation through performance-based incentives;

     - Directly relating incentive compensation to overall Company and individual performance; and

     - Encouraging executive stock ownership to align the interests of management with those of shareholders.

  Base Salary and Annual Incentive Compensation


     The base salary of the Chief Executive Officer is established through negotiations between the Compensation Committee and Mr. Hughes. For 1998, in order to preserve the tax deductibility of his compensation by the Company, Mr. Hughes agreed to maintain his base salary at approximately $1,000,000. See "Summary Compensation Table." Base salaries for each of the other Named Officers were established through negotiations between Mr. Hughes and each Named Officer. See "Employment Contracts and Change in Control Arrangements."


     In setting Mr. Hughes' annual salary and target incentive compensation for 1998, the Compensation Committee considered numerous factors, including Mr. Hughes' cash compensation relative to that of the Company's leading distributors and Mr. Hughes' unique role as the preeminent personality in the selling of the Company's products, the motivation of the sales organization and the formulation of sales promotional programs. The Compensation Committee provided an opportunity for Mr. Hughes to earn incentive compensation for 1998 based strictly upon a formula performance measure adopted in accordance with the 1994 Plan.


     As in prior years, in 1998, the Compensation Committee utilized financial and operational performance criteria to establish target awards under the 1994 Plan, subject to maximum award amounts in the case of each participant and discretionary authority to reduce awards in the case of certain of the Named Officers. See "Description of Certain Plans" above. The Company met the earnings per share threshold for 1998, and as a result bonuses were earned by the Named Officers for the past fiscal year.

  Long-Term Incentive Plans

     Executives of the Company are encouraged to own shares of the Company's Common Stock, thereby aligning the interests of management with those of shareholders and tying a significant portion of executive compensation to long-term market performance. The vesting schedules for stock options are set by the Stock Option Committee. All options granted to executive officers and all other grants under the plan have had an exercise price equal to 100% of fair market value at the time of grant. During 1998, certain options held by the Company's executive officers were repriced. See "Ten Year Option/SAR Repricing" above. Beginning in 1996, the Stock Option Committee began to grant stock options under the Option Plan to Mr. Hughes, in order to provide him with an additional incentive to promote the success of the Company. The Compensation and Stock Option Committees believe that the use of stock options to provide incentive compensation to Mr. Hughes is appropriate and advisable, since stock options further align Mr. Hughes' compensation with public shareholders' interests while minimizing the use of cash resources.


     In order to preserve the effectiveness of the Option Plan as an incentive for executive performance, the Board of Directors, based upon the recommendation of the Compensation Committee, is seeking shareholder approval of four amendments to the Company's Option Plan, including an increase in the aggregate number of shares which may be issued upon exercise of all options under the Option Plan. These proposed amendments to the Option Plan are further described in Proposal 2.


  Tax Issues

     For 1999 and later years, the Compensation Committee intends to continue to seek to structure executive compensation arrangements to preserve the deductibility of Named Officer compensation under applicable federal and state income tax laws, including the Omnibus Budget Reconciliation Act of 1993, while also taking into account the need to provide appropriate incentives to the Company's key executives. However, no assurance can be given that the Company will preserve the deductibility of all executive compensation.

                                          COMPENSATION COMMITTEE

                                          Edward J. Hall
                                          Christopher M. Miner

April 20, 1999

(9) PERFORMANCE GRAPH


     Set forth on the following page is a comparison of the yearly percentage change in total shareholder return of the Company's Common Stock and the returns for the NASDAQ Composite Index and a designated Peer Group. The total shareholder return calculation is for the five-year period commencing on December 31, 1993 and includes the reinvestment of dividends.



     The Peer Group for the total shareholder return chart is comprised of publicly-traded companies possessing the following characteristics similar to those of the Company:


     - Size, as measured by net sales;

     - Similarity in selling methodology;

     - Comparable products including companies engaged in the distribution of weight control products, health and nutritional supplements, and skin, hair, or other personal care products;

     - Relatively high insider ownership; and/or

     - Particular emphasis on the talents and visibility of the chief executive officer.


     Companies included in the Peer Group are: Beauticontrol Cosmetics, Inc.; Nature's Sunshine Products, Inc.; Avon Products; Premark International, Inc.; Amway Japan; and Amway Asia. Amway Japan is included with respect to American Depositary Receipts commencing September 1993 (when such securities began trading in the United States). No data is included for Amway Asia Pacific prior to the company began public trading in December 1993.


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*

              AMONG THE COMPANY, NASDAQ COMPOSITE AND PEER GROUP**

PERFORMANCE GRAPH

                                                 HERBALIFE CLASS A STOCK     NASDAQ COMPOSITE INDEX          OLD PEER GROUP
                                                 -----------------------     ----------------------          --------------
 1993                                                      100                         100                         100
 1994                                                       99                         112                         115
 1995                                                       54                         159                         146
 1996                                                      213                         195                         184
 1997                                                      141                         240                         161
 1998                                                       99                         293                         188

---------------
 * Assumes $100 invested on December 31, 1993 in the stock of Herbalife, the NASDAQ-OTC Composite Index, and peer companies (weighted by market capitalization).

** Total return assumes reinvestment of dividends.

                              CERTAIN TRANSACTIONS

     On April 23, 1998 Raven Industries ("Raven"), D&F Industries ("D&F") and Dynamic Products, Inc. ("Dynamic"), the Company's most significant suppliers of powder and tablet products, concluded a $225 million bond offering and secured a $50 million secured bank credit facility. Part of the proceeds from the offering and the credit facility were used to repurchase certain ownership interests in such entities, including the entire ownership interest of Mr. Hughes, CEO and President of the Company (representing 1/3 and 1/5 of the formerly outstanding shares of such companies, respectively), as well as the entire ownership of shares of Dynamic held by a former director and executive officer (currently, an employee) of the Company (representing 5% of the formerly outstanding shares of Dynamic). Mr. Hughes sold his shares for approximately $43 million. As a result, Mr. Hughes and such employee have ceased to have any ownership interest in those suppliers. The Company consented to the grant of a security interest in the manufacturers' assets in connection with the proposed bank credit facility; under the Company's supply agreements with the manufacturers, the granting of such a security interest required the Company's consent (which consent could not be unreasonably withheld). The Company believes that such transaction did not have a material impact on the Company.

     For the period ended April 23, 1998, the Company's purchases from Raven and Dynamic amounted to $16.4 million and $1.0 million, respectively. Under the new three-year supply agreements, the Company is subject to minimum percentage purchase and other requirements for nutritional supplement, and a small number of non-nutritional supplement, products falling into specified product categories. Until April 23, 1998, Mr. Hughes' ownership interest in Raven and Dynamic entitled him to a proportionate interest in the profits of those companies, if any. In 1998, Mr. Hughes' share of the earnings of Raven and Dynamic totaled $2.2 million and $0.1 million, respectively. Management believes that the price paid under these requirements contracts is appropriate, taking into account the product research, development and formulation services provided by the companies.

     In accordance with the 1994 Plan, the Company made advances of targeted performance bonus amounts during 1996, 1997 and 1998 to Messrs. Hughes and Pair, during 1996 and 1998 to Mr. Rosen and during 1997 and 1998 to Messrs. Sandler and Gerrity. As of December 31, 1998, the remaining outstanding principal and accrued interest obligations of such individuals were $4,574,000 in the case of Mr. Hughes; $336,000 in the case of Mr. Pair, $367,000 in the case of Mr. Rosen, $174,000 in the case of Mr. Sandler; and $549,000 in the case of Mr. Gerrity. Each advance is a full recourse obligation of the executive with a maturity date of two years following the date of the advance. In addition, the advances bear interest at the applicable federal rate (AFR) for two-year notes at the time of the advances. The rates for existing outstanding advances range from 5.64% to 5.69%.

     In 1998, the Company also made loans in the aggregate amounts including interest of $61,000 and $79,000 to Messrs. Miner and Pair, respectively.

     In 1998, the Company obtained the necessary regulatory approvals to make an initial public offering of shares of Herbalife Japan KK ("Herbalife Japan") in Japan and is currently considering making such offering. While no assurance can be given that the Company will proceed with such offering, on December 30, 1996, in preparation for the possible offering, the Company sold shares of Herbalife Japan to certain of the Company's directors and executive officers, as well as to resident managers of Herbalife Japan, as an incentive for increased efforts to facilitate the operation of the Herbalife Japan business and the success of the offering.

The following table lists the purchasers of such shares, the percentage of Herbalife Japan's outstanding shares represented thereby, and the purchase price paid to the Company by each individual as of the date of the sale:

                                             PERCENTAGE OF
                                            HERBALIFE JAPAN    AGGREGATE
                   NAME                         SHARES          PRICE(1)
                   ----                     ---------------    ----------
Mark Hughes...............................       5.000%        $3,300,000
Christopher Pair..........................       0.575            379,500
Michael E. Rosen..........................       0.575            379,500
Timothy Gerrity...........................       0.575            379,500
Alan Liker................................       0.200            132,000
Other.....................................       0.075             49,500
                                                 -----         ----------
          Total...........................       7.000%        $4,620,000
                                                 =====         ==========

---------------

(1) Purchase price for shares was denominated in Japanese yen; dollar amounts reflect conversion at the yen-to-dollar exchange rate in effect on the date of purchase.


     The purchase price for the shares was determined, in part, based upon a formula (the "Formula") prescribed by a Japanese regulatory authority responsible for certain aspects of public offerings of securities in that country, as applied to Herbalife Japan's 1995 results of operations. The Board of Directors of the Company separately sought and obtained a valuation of the shares from an independent investment banking firm, Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey"), which rendered an opinion to the Board to the effect that the fair market value of the shares was greater than that determined under the Formula. Consequently, the purchase price per share was increased to the fair value of the shares as indicated in the Houlihan Lokey opinion. The Company's Board of Directors, based in part on the Houlihan Lokey opinion and the determination of price derived under the Formula (which is utilized generally in Japan in connection with public offerings) and taking into account the uncertainty of completion of the offering in Japan and other pertinent factors, has determined that the purchase price reflects the fair market value of the shares.

     For each of the foregoing individuals, the purchase price for the shares was paid to the Company approximately 30% in cash and approximately 70% in the form of a full recourse promissory note bearing interest at 6.31% per annum in the case of Mr. Hughes (loan denominated in U.S. dollars) and 2.125% per annum in the case of each individual other than Mr. Hughes (loans denominated in Japanese yen), with principal and accrued interest payments due over five years ending December 31, 2002. The aggregate amount outstanding under such promissory notes at December 31, 1998 was $2.7 million.

     In 1997, the Company engaged Mr. Liker, a director of the Company, to provide consulting services though 1999 in connection with the offering in Japan. Under the terms of the Company's oral agreement with Mr. Liker, Mr. Liker received $80,000 in 1997 and in 1998 and is to receive an additional $80,000 in 1999 from the Company for such services.

     The Company has not yet determined whether and when to make an initial public offering of Herbalife Japan shares. Such determination will be based, among other things, on economic and financial market conditions in Japan. There can be no assurance that the Company will seek to complete an initial public offering in Japan or that any such offering will be successfully completed. Further, the Company cannot predict the valuation of Herbalife Japan that would be achieved in such an offering nor the impact of such an offering on the Company's financial condition or results of operations.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1998, the Company believes, based solely on a review of Forms 3, 4 and 5 (including amendments) with which it has been furnished, that all required
Section 16(a) filings relating to the Company were timely made.

                                   PROPOSAL 2

              APPROVAL OF AMENDMENTS TO THE 1991 STOCK OPTION PLAN

BACKGROUND

     As of March 25, 1999, 7,198,160 shares were subject to issuance upon exercise of options granted pursuant to the Option Plan. After giving effect to such outstanding options, 59,876 shares will remain available for future grants of stock option under the Option Plan. Accordingly, the Board of Directors has determined that it is the best interest of the Company to replenish the number of shares that may be issued upon exercise of stock options granted under the Option Plan by increasing the number of such shares by 500,000.

     The Option Plan currently prohibits the transfer of any options by the option holder and, during the holder's lifetime, options are exercisable only by the holder. In addition, the period for exercise of an option following termination of employment of the option holder (other that by reason of death or permanent disability) is 30 days. The Option Plan also currently provides that no participant may be awarded, during any single calendar year, stock options with respect to more than 1,500,000 shares of Common Stock. The Board of Directors has determined that it is also in the best interest of the Company to make certain amendments affecting these provisions, as described below.

DESCRIPTION OF OPTION PLAN AMENDMENTS

     The terms of the Option Plan are described above under "Executive Compensation -- Description of Certain Plans -- Stock Option Plan." That description is subject to the full text of the Option Plan, which is available upon request.

     One proposed amendment to the Option Plan would increase the number of shares of Common Stock that may be issued under the Option Plan by 500,000. The effect of the proposed amendment is to preserve the benefits to the Company of the Option Plan by ensuring that employees, consultants and directors who are eligible to receive options to purchase shares of Common Stock pursuant to the Option Plan may continue to receive such options, if the Committee so determines. Without such amendment, the Company would, in the near future, reach the limit of authorized shares which may be validly issued upon exercise of all options under the Option Plan.


     As set forth in Appendix A, the second proposed amendment to the Option Plan would permit certain limited transfers of options granted pursuant to the Option Plan, principally to facilitate estate planning and to permit transfers of options in property settlement arrangements between spouses. The Company believes that the gifting of stock options may provide for significant estate and gift tax advantages to option holders under certain circumstances, and that it is appropriate to make this opportunity available by means of the proposed amendment. The third proposed amendment would increase the period for exercise of an option following termination of employment (other than by death or disability) from 30 days to 90 days. The fourth proposed amendment to the Option Plan would provide that a participant under the Option Plan may be awarded, during any single calendar year, stock options with respect to 2,250,000 shares of Common Stock. The Board of Directors believes that this amendment is appropriate given the participation in the Option Plan by Mr. Hughes, and in light of the fact that the repricing of stock options is deemed to constitute a new grant for purposing of Section 162(m) of the Code and, as a result, the annual per participant grant limitation. In October 1998, the Company repriced substantially all the options grants to then current fair market values. Without the proposed amendment, such repricing would cause Mr. Hughes to have received stock options for 1998 in excess of the current limit. Accordingly, the repricing of Mr. Hughes' stock options was made contingent upon shareholder approval of the fourth proposed amendment to the Option Plan.


     In 1996, the Compensation Committee of the Board of Directors began to award Mr. Hughes stock options, and the Committee intends to continue to consider Mr. Hughes for future grants of stock options in recognition of his contributions to the Company's financial performance. The Compensation Committee expects to grant stock options to Mr. Hughes at levels deemed appropriate by the Committee in the future.

VOTE REQUIRED


     Approval of the Board of Directors' action in amending the Option Plan requires the affirmative vote of the holders of at least a majority of the shares of Class A Common Stock represented and voting at the Meeting. Broker abstentions and non-votes will have the effect of a vote against the Proposal.



     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE OPTION PLAN AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH ADOPTION.


                              INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP ("D&T") has audited the financial statements of the Company for the year ended December 31, 1998. A representative of D&T is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so. That representative is also expected to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals intended to be submitted to the Company for presentation at its next Annual Meeting to be held in 2000 must be received by the Company at its principal executive office shown on the first page of this Proxy Statement no later than December 22, 1999, in order to be included in the proxy material for the 2000 meeting.

                               1998 ANNUAL REPORT

     On March 30, 1999, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1998. Copies of the 1998 Form 10-K may be obtained without charge by writing to Herbalife International, Inc., 1800 Century Park East, Century City, California 90067, Attention: Investor Relations.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CHRISTOPHER PAIR
                                          Christopher Pair
                                          Secretary

                                   APPENDIX A



                PROPOSED AMENDMENT TO THE 1991 STOCK OPTION PLAN



     Subject to shareholder approval, Section 9 of the 1991 Stock Option Plan (the "Plan") shall be amended and restated to read in full as follows:



     Except for Permitted Transfers, an option granted under the Plan shall, by its terms, be nontransferable by the holder either voluntarily or by operation of law, and shall be exercisable during the holder's lifetime only by the holder (or a permitted Transferee), regardless of any community property interest therein of the spouse of the holder or any other interest therein of such spouse. "Permitted Transfer" means a transfer (a) by will or pursuant to the laws of descent and distribution, (b) to a family member who acquires the option from the Participant through gift or pursuant to a domestic relations order, (c) to a trust in which individuals described in clause (b) have more than fifty percent (50%) of the beneficial interest, (d) to a foundation in which individuals described in clause (b) (including the Participant) control the management of assets, or (e) to any other entity in which individuals described in clause (b) (including the Participant) own more than 50% of the voting interests. "Permitted Transferee" means any individual or entity that acquires an option pursuant to a Permitted Transfer. "Family member" includes any child, stepchild, grandchild, spouse, former spouse or sibling, including through adoptive relationships, or any other individual sharing the Participant's household (other than a tenant or employee). An option held by a Permitted Transferee shall be nontransferable by such holder either voluntarily or by operation of law, except that such option may be transferred to another individual or entity that qualifies as a Permitted Transferee of the Participant. An option held by a Permitted Transferee shall be subject to all restrictions and conditions of the option as originally issued to the Participant, as if such option were still held by the Participant.

                         HERBALIFE INTERNATIONAL, INC.
                             1800 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints Christopher Pair and Robert A. Sandler, and each of them, as Proxy, with the power to appoint his or their substitutes, and hereby authorizes each of them to represent and to vote as designated below all shares of Class A Common Stock of Herbalife International, Inc. held of record by the undersigned on April 5, 1999 at the Annual Meeting of Shareholders to be held on May 20, 1999 or at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.


1. ELECTION OF DIRECTORS:

  [ ] FOR all nominees listed below (except as marked to the contrary)
  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

                Mark Hughes, Christopher Pair, Michael E. Rosen,
              Edward J. Hall, Alan Liker and Christopher M. Miner

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's or nominees' name(s) on the line below)

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


2. AMENDMENTS TO THE 1991 STOCK OPTION PLAN


             FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

                                                 (Date and Sign on Reverse Side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN ITEM 1 AND IN FAVOR OF THE AMENDMENTS TO THE 1991 STOCK OPTION PLAN.



                                                        Date:, 1999


                                                        ------------------------
                                                        Signature

                                                        ------------------------
                                                        Signature if held
                                                        jointly


                                                        Please sign exactly as
                                                        name (or names)
                                                        appear(s) be low. When
                                                        shares are held by joint
                                                        tenants, both must sign.
                                                        When signing as attor
                                                        ney, executor,
                                                        administrator, parent or
                                                        guardian, please give
                                                        full title as such. If a
                                                        corporation, please sign
                                                        in full corporate name
                                                        by the President or
                                                        other authorized
                                                        officer. If a partner
                                                        ship, please sign in
                                                        partnership name by an
                                                        authorized person.


 PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED
                                   ENVELOPE.